FRONTIER FUNDS, INC

Anti-Money Laundering Procedures

This Program is adopted in recognition of Frontier Funds Inc. ( the “Fund”) obligations under the Bank Secrecy Act (“BSA”), the Money Laundering Control Act of 1986, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act” or the “Act”).  This program provides for the development of internal practices, procedures and controls, the designation of an Anti-Money Laundering (“AML”) Compliance Officer, an ongoing employee-training program, and an independent audit function to determine the effectiveness of the Program.  The following will serve as the Fund’s AML practices, procedures and controls for management of the Fund’s AML Program and BSA reporting, record retention, compliance testing and training responsibilities in conformance with the above regulations.

Document Distribution Department

When processing investments (New or Reorder), the Manager will review the following for potential fraud or Money Laundering:

o

Cashiers Checks

o

Money Orders

o

Draft Checks

Please see detailed Account Opening Procedures and Fraud Prevention Guidelines.

Frontier Funds Inc. does not accept cash, traveler’s checks or other sach equivalents, or Credit card checks.

Fraud Department

I-SAR Report

When appropriate, the AML Compliance Officer will create an Internal Suspicious Activity Report (I-SAR) and forward to the Fund’s AML Compliance Officer for further investigation and the Fund  will file with FinCEN if appropriate.

OFAC List

Before opening an account, and on an ongoing basis, a third party vendor will check to ensure that a customer does not appear on the Treasury’s Office of Foreign Asset Control (“OFAC”) “Specifically Designated Nationals and Blocked Persons” List (SDN List).

In the event that such third party vendor determines that a customer, or someone with or for whom the customer is transacting, is on the SDN List or is from or engaging in transactions with a person or entity located in an embargoed country or region, the Fund will reject the transaction and/or block the customer's assets and file a blocked assets and/or rejected transaction form with OFAC. the Fund will also call the OFAC Hotline at 1-800-540-6322.

AML Compliance Officer

The Fund designates Amy Siesennop as its AML Compliance Officer, with full responsibility for the Fund’s AML program. The duties of the AML Compliance Officer will include monitoring the Fund’s compliance with AML obligations, and overseeing communication and training for employees.  The AML Compliance Officer will also ensure that proper AML records are kept.  When warranted, the AML Compliance Officer will ensure Suspicious Activity Reports (SAR-SFs) are filed.

Employee Training Program

The AML Compliance Officer and any other officer of the Fund involved in the implementation and operation of this Program, as deemed necessary, shall receive appropriate, ongoing training designed to address anti-money laundering activities relevant to the Fund and applicable anti-money laundering laws and regulations.

Independent Audit

An independent audit of this Program shall be conducted annually to review this Program for compliance with current regulatory requirements and to test the Fund’s compliance with this Program.  The audit may be performed by qualified internal audit staff, or by an outside party.  Any recommendations resulting from such audit will be promptly implemented or considered by the owners of the Fund.

Recordkeeping

The Fund shall, for a period of not less than six years, maintain copies of all records and communications, including training materials, as are reasonably necessary to document the implementation and operation of this Program for each fund it provides services to.

The Fund’s Customer Identification Program (“CIP”) requires that records of information be retained that describes and identifies:

o

information obtained about a Customer (i.e., a Customer’s name, date of birth (for an individual), address, and identification number);

o

documents relied upon to verify the Customer’s identity;

o

methods and results of any measures undertaken to verify the identity of the Customer; and

o

the resolution of any substantive discrepancy discovered when verifying the identifying information obtained.

Records regarding information obtained about a Customer must be retained for a period of five years after the date the Customer’s account is closed.  Information regarding the verification of the Customer’s identity by the service provider or the Fund must be retained for five years after the record is made.

Records may take the form of memoranda, e-mails, audit reports, certificates from service providers or other information that documents the operation of this Program.

FinCEN Requests Under PATRIOT Act Section 314

Under Treasury’s final regulations (published in the Federal Register on September 26, 2002), the Fund will respond to a Financial Crimes Enforcement Network (FinCEN) request about accounts or transactions by immediately searching our records to determine whether we maintain or have maintained any account for, or have engaged in any transaction with, each individual, entity, or organization named in FinCEN's request.

The AML Compliance Officer shall be the point of contact regarding any FinCEN request.  Unless otherwise stated in FinCEN's request, the Fund is required to search current accounts, accounts maintained by a named suspect during the preceding 12 months, and transactions conducted by or on behalf of or with a named subject during the preceding six months.   If we find a match, we will report it to FinCEN by completing FinCEN’s subject information form.  This form shall be sent to FinCEN by electronic mail at sys314a@fincen.treas.gov or by facsimile transmission to 703-905-3660.  If the search parameters differ from those mentioned above (for example, if FinCEN requests longer periods of time or limits the search to a geographic location), we will limit our search accordingly.  If we search our records and do not uncover a matching account or transaction, then we will not reply to a 314(a) request.

We will not disclose the fact that FinCEN has requested or obtained information from us, except to the extent necessary to comply with the information request.  We will maintain procedures to protect the security and confidentiality of requests from FinCEN, such as those established to satisfy the requirements of Section 501 of the Gramm-Leach-Bliley Act.

We will direct any questions we have about the request to the requesting Federal law enforcement agency as designated in the 314(a) request.  Unless otherwise stated in the information request, we will not be required to treat the information request as continuing in nature, and we will not be required to treat the request as a list for purposes of the customer identification and verification requirements.  We will not use information provided to FinCEN for any purpose other than (1) to report to FinCEN as required under Section 314 of the PATRIOT Act; (2) to determine whether to establish or maintain an account, or to engage in a transaction; or (3) to assist the firm in complying with any requirement of Section 314 of the PATRIOT Act.

Customer Identification and Verification

The Fund is required to have and follow reasonable procedures to verify the identity of their customers who open new accounts. The Fund is not required to verify the identities of persons with existing accounts at the Fund, as long as it has a reasonable belief that it knows the true identity of the customer.  Note that these regulations apply only to "customers" who open new “accounts” with a broker/dealer.

A "customer" is defined as (1) a person that opens a new account or (2) an individual who opens a new account for an individual who lacks legal capacity or for an entity that is not a legal person.  ("Customer" does not refer to persons who fill out account opening paperwork or who provide information necessary to establish an account, if such persons are not the accountholder as well.  The definition of "customer" also does not include persons with authority over accounts.)  The following entities, however, are excluded from the definition of “customer:”: a financial institution regulated by a Federal functional regulator or a bank regulated by a state bank regulator; a department or agency of the United States, of any State, or of any political subdivision of any State; any entity established under the laws of the United States, of any State, or of any political subdivision of a State that exercises governmental authority on behalf of the United States, any State, or any political subdivision of a State; any entity, other than a bank, whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or have been designated as a Nasdaq National Market Security listed on Nasdaq (but only to the extent of domestic operations for any such persons that are financial institutions, other than banks), and a person that has an existing account with the broker/dealer, provided that the broker/dealer has a reasonable belief that it knows the true identity of the person.

For purposes of this rule, an “account” is defined as a formal relationship with a broker/dealer established to effect transactions in securities, including, but not limited to, the purchase or sale of securities, securities loan and borrow activity, and the holding of securities or other assets for safekeeping or as collateral.  The following are excluded from the definition of “account:” (1) an account that the broker/dealer acquires through any acquisition, merger, purchase of assets, or assumption of liabilities, and (2) an account opened for the purpose of participating in an employee benefit plan established under the Employee Retirement Income Security Act of 1974 ("ERISA").

The Fund has established, documented, and maintained a written Customer Identification Program (CIP).  The Fund will collect certain minimum customer identification information from each customer who opens an account; utilize risk-based measures to verify the identity of each customer who opens an account; record customer identification information and the verification methods and results; provide notice to customers that we will seek identification information and compare customer identification information with government-provided lists of suspected terrorists.

a.

Required Customer Information

Prior to opening an account, the Fund will collect the following information for all accounts, if applicable, for any person, entity or organization who is opening a new account and whose name is on the account: the name; date of birth (for an individual); an address, which will be a residential or business street address (for an individual), an Army Post Office ("APO") or Fleet Post Office ("FPO") number, or residential or business street address of next of kin or another contact individual (for an individual who does not have a residential or business street address), or a principal place of business, local office or other physical location (for a person other than an individual); an identification number, which will be a taxpayer identification number (for U.S. persons) or one or more of the following: a taxpayer identification number, passport number and country of issuance, alien identification card number or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or other similar safeguard (for non-U.S. persons).  In the event that a customer has applied for, but has not received, a taxpayer identification number, we will make a determination as to what actions must be taken by the Fund.

When opening an account for a foreign business or enterprise that does not have an identification number, we will request alternative government-issued documentation certifying the existence of the business or enterprise.

b.

Customers Who Refuse To Provide Information

If a potential or existing customer either refuses to provide the information described above when requested, or appears to have intentionally provided misleading information, the Fund will not open a new account and, after considering the risks involved, consider closing any existing account.  In either case, our AML Compliance Officer will be notified so that we can determine whether we should report the situation to FinCEN (i.e., file a Form SAR-SF).

 c.

Verifying Information

We will verify customer identity by providing identifying information to a third party vendor who will verify the true identity of the customer.  We will ensure that a customer’s identity is verified within a reasonable time before or after an account is opened.  Depending on the nature of the account and requested transactions, we may refuse to complete a transaction before we have verified the information, or in some instances when we need more time, we may, pending verification, restrict the types of transactions or dollar amount of transactions.  If we find suspicious information that indicates possible money laundering or terrorist financing activity, we will, after internal consultation with the Fund’s AML compliance officer, file a SAR-SF in accordance with applicable law and regulation.

We recognize that the risk that we may not know the customer’s true identity may be heightened for certain types of accounts, such as an account opened in the name of a corporation, partnership or trust that is created or conducts substantial business in a jurisdiction that has been designated by the U.S. as a primary money laundering concern or has been designated as non-cooperative by an international body.  We will identify customers that pose a heightened risk of not being properly identified and will take additional measures to obtain information about the identity of such individuals.

d.

Lack of Verification

If after using the verification methods described above, we still have not formed a reasonable belief that we know the true identity of a customer, we will follow these additional verification procedures: (i) contact the customer for further information; (ii) if customer cannot provide sufficient information, the President of the applicable fund will decide whether or not the account should be closed and/or if a SAR should be filed.

e.

Notice to Customers

A CIP Notice is included on all mutual fund applications. This notice provides a potential customer with a general description of our identification procedures and why we are required to verify their identities. Sample language is as follows:

Important Information About Procedures for Opening a New Account

To help the government fight the Funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

What this means for you: When you open account, we will ask for your name, address, date of birth and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

f.

Reliance on Another Financial Institution for Identity Verification

We may, under the following circumstances, rely on the performance by another financial institution (including an affiliate) of some or all of the elements of our customer identification program with respect to any customer that is opening an account or has established an account or similar business relationship with the other financial institution to provide or engage in services, dealings, or other financial transactions:

o

When such reliance is reasonable under the circumstances;

o

When the other financial institution is subject to a rule implementing the anti-money laundering compliance program requirements of 31 U.S.C. 5318(h), and is regulated by a Federal functional regulator; and

o

When the other financial institution has entered into a contract with our firm requiring it to certify annually to us that it has implemented its anti-money laundering program, and that it will perform (or its agent will perform) specified requirements of the customer identification program.

Suspicious Transactions and BSA Reporting

We will file Form SAR-SFs for any account activity (including deposits and transfers) conducted or attempted through the Fund involving (or in the aggregate) $5,000 or more of funds or assets where we know, suspect, or have reason to suspect:

(1) the transaction involves funds derived from illegal activity or is intended or conducted in order to hide or disguise funds or assets derived from illegal activity as part of a plan to violate or evade federal law or regulation or to avoid any transaction reporting requirement under federal law or regulation;

(2) the transaction is designed, whether through structuring or otherwise, to evade the any requirements of the BSA regulations;

(3) the transaction has no business or apparent lawful purpose or is not the sort in which the customer would normally be expected to engage, and we know, after examining the background, possible purpose of the transaction and other facts, of no reasonable explanation for the transaction; or

(4) the transaction involves the use of the firm to facilitate criminal activity.

The Fund will not base its decision on whether to file a SAR-SF solely on whether the transaction falls above a set threshold.  The Fund will file a SAR-SF and notify law enforcement of all transactions that raise an identifiable suspicion of criminal, terrorist, or corrupt activities. In high-risk situations, the Fund will notify the government immediately (See Section 8 for contact numbers) and will file a SAR-SF with FinCEN.  Securities law violations that are reported to the SEC or a Self-Regulatory Organization (SRO) may also be reported promptly to the local U.S. Attorney, as appropriate.

We will not file SAR-SFs to report violations of Federal securities laws or SRO rules by our employees or registered representatives that do not involve money laundering or terrorism, but we will report them to the SEC or SRO. [All SAR-SFs will be periodically reported to the Board of Directors, with a clear reminder of the need to maintain the confidentiality of the SAR-SF.]

We will report suspicious transactions by completing a SAR-SF and we will collect and maintain supporting documentation as required by the BSA regulations.  We will file a SAR-SF no later than 30 calendar days after the date of the initial detection of the facts that constitute a basis for filing a SAR-SF.  If no suspect is identified on the date of initial detection, we may delay filing the SAR-SF for an additional 30 calendar days pending identification of a suspect, but in no case, will the reporting be delayed more than 60 calendar days after the date of initial detection.

We will retain copies of any SAR-SF filed and the original or business record equivalent of any supporting documentation for five years from the date of filing the SAR-SF.   We will identify and maintain supporting documentation and make such information available to FinCEN, any other appropriate law enforcement agencies, or federal or state securities regulators, upon request.

We will not notify any person involved in the transaction that the transaction has been reported, except as permitted by the BSA regulations.  We understand that anyone who is subpoenaed or required to disclose a SAR-SF or the information contained in the SAR-SF, except where disclosure is requested by FinCEN, the SEC, or another appropriate law enforcement or regulatory agency or an SRO registered with the SEC, will decline to produce to the SAR-SF or to provide any information that would disclose that a SAR-SF was prepared or filed.  We will notify FinCEN of any such request and our response.

ANTI-MONEY LAUNDERING SUSPICIOUS ACTIVITY REPORTING PROCEDURES

Once any type of suspicious activity involving money laundering is discovered, the escalation procedures outlined below should be adhered to.  Examples of suspicious activity may include, but are not limited to, frequent wires in and out of a shareholder’s account where such activity is abnormal for the account; a request is made to wire money to an OFAC blocked country; several money orders are received within a short span of time on a recently opened account.

Report the item/concern to your Supervisor/Manager.

Supervisor/Manager reviews item/concern and may take any one or more of the following courses of action:

Review item/concern with employee

Consult the item/concern with the Fund’s AML Compliance Officer

Consult the item/concern with law enforcement (local, state, and federal)

Place stop transfer/stop purchase on any and all related accounts and prevent movement of money

Complete I-SAR and forward to the Fund’s AML Compliance Officer

No action taken – retain on file

Frontier Funds Inc.

Fraud Prevention Procedures

As you may know, there is a significant amount of fraudulent activity that is taking place within the Mutual Fund Industry.  Below you will find some guidelines that should help you in preventing fraud within our work environment.

Mail Openers,  you need to ensure that you pay special attention to Express Mail Packages.  When a suspicious application is received, remember to save the envelope.  DHL packages are common for foreign shareholders.

When processing investments (New & Reorder), the following types of checks need to be reviewed by a Manager before processing:

o

Money orders

o

Cashier or Certified checks

o

Travelers checks (no longer accepted)

o

Large dollar amounts - over $50,000

o

U.S. Treasury checks - on existing accounts only

o

Draft checks

o

Any check you may feel uncomfortable processing.

Be alert to the following while processing the application:

o

Money Market Accounts

o

Share Holder requests check writing

o

P.O. Box/Suite/Apartment #

o

Foreign Address

o

Large Dollar Amount

o

Typeset does not match on check

o

One Page Corporate Resolution  - form letter with fill in the blank

o

Cities - Hot Spot locations (subject to change):  Brooklyn, Queens, Jamaica, Houston, Los Angeles, Chicago, etc.

o

States - Hot Spot locations (subject to change):  New York, New Jersey, Washington, Florida, California, Texas

o

Corporate Resolution is short - generally 1 full page or less, or with fill in the blank sections.

o

Authorized Signer (shareholder) will generally be President, or someone of high status within the company

We do not accept the following:  Cash, Credit card checks , Travelers checks, Other cash equivalents

The last step before processing the investment, is comparing the check to the application, and analyzing these documents for potential fraud:

o

Verify the address on the check matches the application

o

Typed check

o

Large Dollar Amount ($50,000)

o

Minimum or No money enclosed with application

o

Altered checks - mailing label on check

o

Different type setting on check

o

Look for symbols on check or application. Dots/Lines/Equal Signs

o

Starter checks

The following items could lead to potential fraud situations:

o

Liquidation request is original not a copy

o

Wiring instructions going to multiple locations

o

Wiring instructions for overseas

o

Request written on foreign sized paper, differs from 8 1/2 X 11

Items which are suspicious in nature, or meet the following criteria, are sent to the Supervisor/Manager for review:

o

Shell Accounts - Customer requesting AIP, SWP, or Checkwriting

o

P.O. Boxes from Hot Spot locations

o

$50,000 or greater from Hot Spot locations

o

Foreign Addresses

o

Large dollar amounts, $100,000 or greater

o

Applications with suspicious Corporate Resolutions

o

Credit Card Checks

o

Applications where check address differs from application

o

Starter Checks

o

Different type settings on check

o

Symbols on check or applications

o

Foreign Size paper - differs from a normal 8 1/2 x 11 paper

Once verified, checks are then  processed

FRONTIER FUNDS INC.

New Account Opening Procedures

Frontier Funds Inc. (“the Fund”) undergoes a complete and thorough review of all new paper-based account applications and any accompanying checks to ensure that:

o

no fraudulent accounts, or accounts that may be used for money laundering purposes are established within any fund

o

no account is set up for an individual or entity that may be on our Federal Government’s OFAC list.

Paper-based applications and checks generally are received through the U.S. mail, but may also be sent via overnight courier, facsimile, or be hand delivered by fund personnel or a shareholder in one of the Funds.  Once received, the applications along with the check(s) are analyzed in detail to verify identification, among other things, by using the criteria and procedures listed below which may reveal accounts engaged in fraud or money laundering:

1.

Application with an address that does not match address on check.

2.

A Cashiers Check accompanies the application.

3.

The application is accompanied by a Money Order.

4.

The application is accompanied by a Check free Check.

5.

A Third Party Check accompanies the application. *

6.

The social security number provided on the application is verified to ensure the authenticity of the shareholder.

7.

The name, address and phone number are entered into the fraud database to ensure there are no matches.

8.

A reverse lookup on the phone number is done to ensure that it relates to the shareholder.

9.

Any apparent alteration on either the check or application is subject to further review, including, but not limited to, a phone call to the bank to verify good funds.

10.

Any application that contains a name known to front desk personnel to be part of our fraud database is immediately sent to the Fraud Prevention Officer

11.

Any suspicious writings or other markings on either the check or application will be investigated.

Once the above information is checked & verified, the application is returned to the document distribution area for further processing.

If we are unable to verify the information or have any questions related to the new account, the application is turned over to the Manager for review and approval or rejection. If no fraud or money laundering is suspected but the application and check are being questioned for completeness or other reasons, the application and check is sent back to the shareholder via correspondence. If an officer of the Fund decides to accept the purchase, the Fund officer must sign off on the new account purchase.

If it is determined that fraud or money laundering is likely present, the original application and check are retained for evidence for 6 years. The Manager will then notify the Fund of the suspicious activity.

The Fund will not accept the following items to establish a new account:

-

US Treasury Checks;

-

Third Party Checks; *

-

Credit Card Checks;

-

Travelers Checks; and

-

Cash

If there are any matches with the information provided from the application, the customer’s account is not opened. If an OFAC match is found, the Manager will immediately contact Compliance Officer and will place a stop on the account so no money can be liquidated.  For all other suspected fraud or money laundering accounts, a stop will also be placed on the account and a memo will be placed on the account to monitor for future suspicious activity.

*  The Fund may allow some 3rd party checks to be processed or may provide exceptions to allow acceptance of a third party check from time to time.

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